Filed Pursuant to Rule 424(b)(3)
Registration No. 333-136904

Prospectus Supplement No. 7
(to Prospectus dated April 25, 2007)

CLEVELAND BIOLABS, INC.
4,453,601 Shares

This Prospectus Supplement No. 7 supplements and amends the prospectus dated April 25, 2007 (the “Prospectus”) relating to the offer and sale of up to 4,453,601 shares of our common stock which may be offered from time to time by the selling stockholders identified in the Prospectus for their own accounts. This Prospectus Supplement is not complete without, and may not be delivered or used except in connection with the original Prospectus.

This Prospectus Supplement No. 7 includes the attached Form 8-K of Cleveland BioLabs, Inc. dated February 8, 2008, as filed by us with the Securities and Exchange Commission.

This Prospectus Supplement No. 7 modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Prospectus Supplement No. 7. We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our common stock involves risk. See “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement No. 7 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 7 is February 8, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): February 8, 2008

CLEVELAND BIOLABS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-12465	20-0077155
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

73 High Street, Buffalo, New York 14203
(Address of principal executive offices)

Registrant’s telephone number, including area code: (716) 849-6810

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 8, 2008, the Company announced the appointment Yakov Kogan, Ph.D. as Chief Operating Officer.

Dr. Kogan is a co-founder of the Company and served as Executive Vice President of Business Development since the Company’s inception. Prior to that, Dr. Kogan was Director for Business Development at Integrated Genomics.

Dr. Kogan continues in his position as Secretary of the Company.

A copy of the press release is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Exhibit

99.1	Press Release dated February 8, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEVELAND BIOLABS, INC.

Date: February 8, 2008	By:	/s/ Michael Fonstein
Michael Fonstein
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Press Release dated February 8, 2008.

FOR IMMEDIATE RELEASE

Cleveland BioLabs Announces Annual Meeting

Retains Michael Kurman, MD as Chief Medical Officer;
Yakov Kogan, Ph.D. Appointed Chief Operating Officer

Buffalo, NY — February 8, 2008 - Cleveland BioLabs, Inc. (NASDAQ:CBLI) today announced that the Company will hold its 2008 annual stockholders meeting on April 29, 2008 in Buffalo, NY for stockholders of record as of March 18, 2008. The Company will distribute proxy materials to all eligible stockholders.

In other news, the Company has retained Michael Kurman, MD to consult as Chief Medical Officer. Dr. Kurman is responsible for all of the Company’s clinical development activities, including strategic direction, protocol development, reporting, and regulatory approval. He will oversee the Company’s planned human trials for Protectan CBLB502 in healthy volunteers for acute radiation syndrome and head and neck cancer patients for reduction of side effects of radiation and chemotherapy, as well as the completion of the hormone-refractory prostate cancer trial for Curaxin CBLC102. Dr. Kurman will also manage future trials for Protectan CBLB612 in stem cell propagation and mobilization and the development of the next generation of Curaxin anti-cancer agents.

Dr. Kurman adds more than 25 years of global oncology drug development experience to the Cleveland BioLabs development team, including seven years of oncology private practice as well as extensive experience in directing drug development programs at pharmaceutical and biotechnology companies as well as contract research organizations.

Dr. Kurman is a member of the Board of Directors of Avalon Pharmaceuticals and Thallion Pharmaceuticals and holds the position of Adjunct Assistant Professor in the Master of Science Program in Management of Clinical Trials at New York University. Dr. Kurman’s previous experience includes senior positions in clinical operations at several divisions of Quintiles as well as clinical development at US Bioscience, Cytogen Corporation and the Janssen Research Foundation. Dr. Kurman has authored more than 20 publications and presentations in peer review settings.

Cleveland BioLabs also announced the appointment of Yakov Kogan, Ph.D. as Chief Operating Officer. Dr. Kogan is a co-founder of the Company and formerly served as Executive Vice President of Business Development.

About Cleveland BioLabs, Inc.
Cleveland BioLabs, Inc. is a drug discovery and development company leveraging its proprietary discoveries about programmed cell death to treat cancer and protect normal tissues from exposure to radiation and other stresses. The Company has strategic partnerships with the Cleveland Clinic, Roswell Park Cancer Institute, ChemBridge Corporation and the Armed Forces Radiobiology Research Institute. To learn more about Cleveland BioLabs Inc., please visit the company's website at http://www.cbiolabs.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Some of the factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company’s periodic filings with the Securities and Exchange Commission.

Contacts:
Rachel Levine, Director Corporate Development & Communications
Cleveland BioLabs, Inc.
T: (646) 284-9439
E: rlevine@cbiolabs.com